Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
September 29, 2005		(813) 282-1225
FOR IMMEDIATE RELEASE

OUTBACK STEAKHOUSE, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, September 29, 2005 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the five-week period ended September 24, 2005 compared with the same five-week period in 2004 changed by approximately:

Five weeks ended September 24, 2005	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-4.4%	-1.5%	-4.0%
Carrabba’s Italian Grills	3.8%	n/a	3.8%
Fleming’s Prime Steakhouse and Wine Bars	13.5%	n/a	13.5%
Roy’s	9.9%	n/a	9.9%
Bonefish Grills	7.0%	1.8%	6.5%
Domestic average unit volumes
Outback Steakhouses	-4.6%	-0.8%	-4.0%
Carrabba’s Italian Grills	1.8%	n/a	1.8%
Fleming’s Prime Steakhouse and Wine Bars	4.2%	n/a	4.2%
Roy’s	13.5%	n/a	13.5%
Bonefish Grills	5.0%	1.8%	4.8%

The Company noted that lost revenues at its Company-owned restaurants resulting from mandatory evacuations and power and water outages caused by Hurricanes Katrina and Rita in the five-week period ended September 24, 2005 totaled approximately $2,200,000. The Company sustained losses of 236 restaurant operating days at 54 of its Company-owned restaurants and 57 restaurant operating days at five of its franchise locations.  The Company is responsible for the first $5,000,000 in losses, damages or expenses arising from the hurricanes and estimates that its losses will not exceed that amount.  The Company also noted that sales were affected by Hurricanes Frances and Ivan during the comparable five-week period last year.

STORE INFORMATION

	Restaurants opened/(closed) during the month ended September 30, 2005		Restaurants open as of September 30, 2005
Outback Steakhouses
Company-owned - domestic	-	*	661
Company-owned - international	2		87
Franchised and development joint venture - domestic	-	**	105
Franchised and development joint venture - international	(2)		51
Total	-		904
Carrabba's Italian Grills
Company-owned	2		189
Bonefish Grills
Company-owned	1	**	78
Franchised	-		4
Total	1		82
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	1		34
Roy’s
Company-owned	-		19
Cheeseburger in Paradise
Company-owned	2		21
Paul Lee’s Chinese Kitchens
Company-owned	-		4
Lee Roy Selmon’s
Company-owned	-		3

System-wide total	6		1,256

*     - Includes one restaurant closing.
**   - Includes one restaurant closing due to severe damage resulting from Hurricane Katrina.

The Outback Steakhouse, Inc. restaurant system operates in 50 states and 21 countries internationally.

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